Exhibit 99.1

Contacts: Media Alecia Pulman (646) 277-1220 apulman@icrinc.com

For Immediate Release
Investor Relations
Tom Ryan (203) 682-8200
tryan@icrinc.com

Raphael Gross (203) 682-8200
rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Announces Appointment of Sam Tancredi as Senior Vice President & Chief Operating Officer of the Mitchell’s Fish Market Brand

HEATHROW, Fla.—(BUSINESS WIRE)—December 2, 2008—Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) today reported that Sam Tancredi has been appointed to the role of Senior Vice President & Chief Operating Officer of the Mitchell’s Fish Market division, effective immediately.

Mr. Tancredi brings more than thirty years of restaurant operations experience, including five years as President, Franchisee and Development Partner of nine Bonefish Grills, to Mitchell’s Fish Market. He began his career in the hospitality industry serving as General Manager and Western Regional Training Manager for The Magic Pan concept in Boston, MA. He also served as a Regional Vice President and Vice President for New Concepts of Louisville, KY based Chi Chi’s. Prior to that, Mr. Tancredi spent twelve years in leadership roles at Outback Steakhouse, Inc., initially as a Joint Venture Partner, followed by service as President of Outback Catering. Most recently, Mr. Tancredi was a Franchisee and Chief Operating Officer of six Paradise Bakery & Cafes in Indianapolis, IN.

Michael P. O’Donnell, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., stated, “Sam brings years of invaluable experience and knowledge to our Mitchell’s Fish Market division during an important time in the brand’s development.

His entrepreneurship, expertise in concept development, and leadership in the seafood category, makes him a perfect addition to our team.”

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, please visit www.rhgi.com.